EXHIBIT 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented for illustrative purposes only and does not purport to be indicative of the financial position and results of operations for future periods or the results that actually would have been realized had Two River and Town Bank been a combined company during the specified period. The unaudited pro forma combined condensed balance sheet at December 31, 2005 assumes the combination was completed on that date. The unaudited pro forma combined condensed statement of income for the year ended December 31, 2005 gives effect to the combination as if the combination had been completed on January 1, 2005. The unaudited pro forma combined financial information shows the impact of the combination on Two River’s and Town Bank’s combined financial position and results of operations under the purchase method of accounting with Two River treated as the acquiror. Under this method of accounting, the assets and liabilities of Town Bank will be recorded at their estimated fair values as of the date the combination was completed, April 1, 2006. Two River’s assets and liabilities will be reported by Community Partners at Two River’s historical cost. At the time of acquisition, April 1, 2006, each of the two banks became wholly-owned subsidiaries of a newly formed holding company, Community Partners Bancorp. Separate financial information for the holding company is not included in the pro forma financial information as it had no activity prior to April 1, 2006.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical financial statements and the related notes of both Two River and Town Bank. Certified financial statements of Two River Community Bank for the year ended December 31, 2005 were filed by Form 10-K as a Special Financial Report Pursuant to Rule 15d-2 on May 9, 2006. Certified financial statements of Town Bank for the year ended December 31, 2005 are included elsewhere in this document.

The pro forma adjustments were based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma combined financial information. The fair value adjustments contained in the pro forma financial information are preliminary estimates based on data as of December 31, 2005. Final fair value adjustments will be determined as of the closing date of the combination and could differ significantly.

Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. The combined companies also expect to incur certain reorganization and integration expenses.

COMMUNITY PARTNERS BANCORP
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
December 31, 2005
(in thousands, except ratios)
					Two River/
					Town Bank
	Two River	Town Bank	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Assets:
Cash and due from banks	$ 5,827	$ 2,515	$ (1,000)	(1)	$ 7,342
Federal funds sold	-	8,300	-		8,300
Securities available for sale	34,114	12,938	-		47,052
Securities held to maturity	5,841	-	-		5,841
Loans	216,327	139,620	911	(4)	356,858
Less: Allowance for loan losses	(2,380)	(1,518)	-		(3,898)
Net loans	213,947	138,102	911		352,960
Goodwill	-	-	23,219	(2)	23,219
Identifiable intangibles	-	-	2,107	(3)	2,107
Bank-owned life insurance	3,667	-	-		3,667
Premises and equipment, net	2,390	1,808	500	(5)	4,698
Other assets	2,490	1,970	-		4,460

Total assets	$ 268,276	$ 165,633	$ 25,737		$ 459,646
Liabilities and Stockholders’ Equity:
Deposits:
Non-interest bearing	$ 50,301	$ 19,910	$ -		$ 70,211
Interest bearing	186,148	128,605	(67)	(4)	314,686
Total deposits	236,449	148,515	(67)		384,897
Securities sold under agreements to
repurchase	5,197	-	-		5,197
Short-term borrowings	1,514	250	-		1,764
Accrues expenses and other liabilities	1,349	726	664	(6)	2,739
Deferred taxes			1,168	(7)	1,168
Total liabilities	244,509	149,491	1,765		395,765
Shareholders’ equity:
Common stock	7,873	9,391	40,114	(9)	62,297
			(9,391)	(8)
			14,310	(10)
Additional paid-in capital	14,310	5,557	(5,557)	(8)	-
			(14,310)	(10)
Retained earnings	2,153	1,230	(1,230)	(8)	2,153
Accumulated other comprehensive loss	(569)	(36)	36	(8)	(569)
Total shareholders’ equity	23,767	16,142	23,972		63,881
Total liabilities and
shareholders’ equity	$ 268,276	$ 165,633	$ 25,737		$ 459,646

See “Notes to the Unaudited Pro Forma Combined Financial Information”

COMMUNITY PARTNERS BANCORP

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

For the Year Ended December 31, 2005

(in thousands, except for per share amounts)

					Two River/
					Town Bank
	Two River	Town Bank	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Interest Income:
Loans	$ 13,104	$ 8,795	$ (114)	(13)	$ 21,785
Investment securities	1,639	330	30	(16)	1,999
Federal funds sold	52	167	(60)	(11)	159
Total interest income	14,795	9,292	(144)		23,943
Interest Expense:
Savings, NOW & Money
Market Deposits	2,252	819			3,071
Time deposits	1,477	2,571	34	(14)	4,082
Federal funds purchased &
short-term borrowings	173	18	-		191
Securities sold under agreements
to repurchase	153	-	-		153
Total interest expense	4,055	3,408	34		7,497
Net interest income	10,740	5,884	(178)		16,446
Provision for loan losses	453	332	-		785
Net interest income after provision
for loan losses	10,287	5,552	(178)		15,661
Non-Interest Income:
Service charges on deposit accounts	370	124	-		494
Other loan servicing fees	486	-	-		486
Gain on sale of loans held for sale	-	38	-		38
Other	372	-	-		372
Total non-interest income	1,228	162	-		1,390
Non-Interest Expenses:
Salaries and employee benefits	4,490	1,596	-		6,086
Occupancy and equipment expenses	1,580	731	25	(15)	2,336
Other operating expenses	2,127	1,142	-		3,269
Amortization identifiable intangibles	-	-	263	(12)	263
Total non-interest expense	8,197	3,469	288		11,954
Income before income taxes	3,318	2,245	(466)		5,097
Provision for income taxes	1,226	707	(186)	(17)	1,747

Net income	$ 2,092	$ 1,538	$ (280)		$ 3,350

Earnings Per Share on:
Basic	$ 0.53	$ 0.82	$ -		$ 0.53
Diluted	$ 0.51	$ 0.78	$ -		$ 0.51
Weighted Average Shares Outstanding:
Basic	3,934,000	1,877,000	(1,877,000)	(18)	6,280,250
			2,346,250	(18)
Diluted	4,128,000	1,961,000	(1,961,000)	(18)	6,579,250
			2,451,250	(18)

See “Notes to the Unaudited Pro Forma Combined Financial Information”

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the acquisition is presented as of and for the year ended December 31, 2005.

The pro forma adjustments consist entirely of the expected purchase price adjustments necessary to combine Two River and Town Bank, including the conversion of each bank’s common stock into shares of Community Partners. Each share of Two River common stock will be exchanged for one share of Community Partners common stock. Each share of Town common stock will be exchanged for 1.25 shares of Community Partners common stock. The exchange ratio of 1.25 applied to 1,878,233 shares of Town common stock issued and outstanding at December 31, 2005, multiplied by the share price of $16.16 per share of Two River common stock equated to $37.9 million. The share price of $16.16 was the average of the closing price of Two River common stock for the two days prior to and the two days subsequent to August 16, 2005, the day the merger was announced.

Included in the purchase price is the estimated fair value of $1.9 million representing approximately 162,000 vested employee stock options of Town Bank that will be converted into options for Community Partners common stock upon consummation of the acquisition.

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $1,000,000 on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

The total estimated purchase price for the purpose of this pro forma financial information is $41.1 million.

The acquisition will be accounted for using the purchase method of accounting for business combinations which requires that the assets and liabilities of Town be adjusted to fair value as of the date of the acquisition.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Town at their respective fair values and represents managements’ best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed to determine the fair values of Town’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the acquisition actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of Community Partners.

Note 2—Calculation and Preliminary Allocation of Purchase Price

The unaudited pro forma combined financial information reflects the issuance of 2,347,791 shares of Community Partners common stock with an aggregate value of $37.9 million in exchange for 1,878,233 share of Town Bank common stock and the conversion of approximately 162,000 Town Bank vested employee stock options (202,000 options after the 1.25 exchange ration) with a fair value of $1.9 million at December 31, 2005, assuming the exchange ratio of 1.25 shares of Community Partners common stock or options for each outstanding common share or options of Town Bank. The fair value of Community Partners options that will be issued in exchange for the Town Bank options was estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that, when changed, can materially affect fair value estimates. The more significant assumptions used in the estimation of fair value of Community Partner stock options to be issued in the exchange for the Town Bank stock options include a risk-free interest rate of 3.77% a dividend yield of 0%, a weighted average expected life of 5 years and volatility of 31.49%. The risk-free interest rate was based on the five year Treasury rate. The remaining contractual life of the options to be converted is approximately seven years, therefore a weighted average expected life of five years was deemed to be reasonable. Volatility was calculated based on Two River’s share prices over the last five years. Such estimates will be refined and updated at the date of acquisition.

All of Town Bank’s outstanding stock options vest immediately due to the acquisition; therefore, there are no unvested stock options that convert.

Under a severance agreement with one of the executives of Town Bank, the executive’s 19,261 outstanding stock options of Town Bank will be converted to 24,077 Community Partners stock options, assuming a 1.25 exchange ratio, and then cashed out assuming a market price of $16.16 per share minus an average exercise price of $6.46 per share for total cash paid of approximately $234,000.

The preliminary allocation of the cost to acquire Town is described in the table below:

		December 31,
		2005
(Dollars in thousands except per share amounts)
Purchase Price
Town Bank common stock outstanding		1,878,233

Exchange ratio		1.25

Holding company common stock to be issued		2,347,791

Average purchase price per Two River common share		$ 16.16
(average closing price 2 days prior & 2 days after August 16, 2005)
		$ 37,940

Transaction costs		1,000
Cash out of vested employee stock options		234
Fair Value of vested employee stock options		1,940

Total purchase price		41,114

Net Assets Acquired:

Town Bank shareholders’ equity at December 31, 2005	$ 16,142

Estimated adjustments to reflect assets acquired at fair value:
Loans	911
Premises and equipment	500
Identifiable intangibles - core deposit premium	2,107

Estimated amount allocated to liabilities assumed at fair value:
Time deposits	67
Other liabilities	(664)
Deferred taxes	(1,168)

Net assets acquired		17,895

Goodwill		$ 23,219

Note 3—Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma financial information are as follows:

(1)	Cash outlay for costs associated with the acquisition.

(2)	To record goodwill arising form the excess of the purchase price over the fair value of the net assets acquired.

(3)

To record $2.1 million core deposit intangible as result of the acquisition. The amount of core deposit intangible is estimated to be 3.57% of core deposits at December 31, 2005. The core deposit intangible valuation methodology and the specific valuation assumptions employed to value the core deposits of Town Bank were compiled by an outside consulting firm, Cedar Hill Advisors. A core deposit valuation will be completed at the closing date of the acquisition and this estimate will be adjusted based on the results of that valuation.

(4)	To record fair value adjustments for loans and non-core deposits (time deposits) based on discounted cash flows and current rates for similar maturities.

(5)	To record fair value adjustments for premises and equipment. This adjustment is expected to be almost entirely related to real estate of Town Bank.

(6)	To record estimated contract termination costs and severance obligations due to the acquisition.

(7)

To record net deferred tax effect related to fair value adjustments of Town Bank’s assets and liabilities and tax benefit of costs of acquisition, using an effective federal and state blended tax rate of 40%.

(8)	To eliminate Town’s historical shareholders’ equity.

(9)	To record issuance of Community Partners common stock at no par value in exchange for Town Bank common stock.

(10)	To record issuance of Community Partners common stock at no par value in exchange for Two River common stock.

(11)	Reduction of interest income on assets used to fund transaction costs assuming an annualized pre-tax yield of 6.02%, the bank’s current long-term investment rate.

(12)	Amortization of the core deposit intangible created as a result of the acquisition over 8 years on a straight-line basis for the purpose of this presentation.

(13)	Amortization of the fair value adjustment to loans over an average life of 8 years.

(14)	Amortization of the fair value adjustment to non-core deposits (time deposits) over 2 years, the assumed average life of such deposits.

(15)	To record additional depreciation expense due to fair value adjustment for premises and equipment with an average life of 20 years.

(16)

Adjustment to reflect accretion of the fair value adjustment necessary to reflect investments at fair value. Under SFAS No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (8) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. This discount is accreted over two years.

(17)	Adjustment to record the tax effect of the pro forma adjustments using the statutory federal and state income tax rate of 40%.

(18)

To record the elimination of Town Bank’s shares and the issuance of Community Partner’s shares at an exchange rate of 1.25 shares for one Town Bank share. Earnings per share data have been computed based upon the pro forma combined net income of Two River and Town Bank and the pro forma basic and diluted shares of Community Partners.